UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 17, 2010

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 Kemet Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

KEMET Corporation’s (the “Company”) tender offer for its 2.25% Convertible Senior Notes due 2026 (the “Notes”), expired at 11:59 p.m., New York City time on May 17, 2010 (the “Expiration Date”).

On May 18, 2010, the Company issued a press release announcing the completion of the tender offer.  Based on final information provided to the Company by D.F. King & Co., Inc., the information agent and depositary for the tender offer, $57,480,000 in aggregate principal amount of Notes, representing approximately 71 percent of the aggregate principal amount of the outstanding Notes prior to the expiration of the tender offer, were validly tendered and not validly withdrawn as of the Expiration Date.  Because the aggregate principal amount of Notes tendered exceeded the maximum tender amount ($40,500,000 in aggregate principal amount) that the Company was obligated to accept under the terms of the tender offer, the amount of Notes that the Company accepted from tendering holders was subject to proration. As a result, $40,500,000 in aggregate principal amount of Notes were accepted for purchase in the tender offer at a purchase price of $935 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest to, but excluding, the date of payment for the Notes.  The aggregate consideration (including accrued and unpaid interest) for the accepted Notes, equal to $37,875,093.81, was deposited with The Depository Trust Company on May 18, 2010 for delivery to the tendering holders.

Item 9.01 Financial Statements and Exhibits

(a.)                               Not Applicable

(b.)                              Not Applicable

(c.)                               Not Applicable

(d.)                              Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release, dated May 18, 2010.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 18, 2010	KEMET Corporation

/s/ William M. Lowe, Jr.

William M. Lowe, Jr.

Executive Vice President and

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated May 18, 2010.